Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
SkyBridge G II Fund, LLC:

We consent to the use of our report, dated May 29, 2013, for SkyBridge G II Fund, LLC incorporated by reference herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

July 12, 2013